As filed with the Securities and Exchange Commission on October 2, 2024

Registration No. 333-264337

Registration No. 333-251310

Registration No. 333-272081

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-264337

Post-Effective Amendment No. 2 to Form S-1 on Form S-3 Registration Statement No. 333-251310

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-272081

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Augmedix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3299164
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

111 Sutter Street, Suite 1300

San Francisco, California 94104

(888) 669-4885

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Brian

Augmedix, Inc.

Chief Financial Officer, Treasurer and Secretary

111 Sutter Street, Suite 1300

San Francisco, California 94104

(888) 669-4885

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marshall Shaffer

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446 4800

Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) related to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) previously filed by Augmedix, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are being filed to withdraw and remove from registration any and all of the securities of the Registrant registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof:

•

Registration Statement on Form S-3 (File No. 333-264337), which was filed with the SEC on April 15, 2022, registering up to $125,000,000 of shares of common stock, par value $0.0001 per share (“Common Stock”), preferred stock, par value $0.0001 per share, debt securities and warrants;

•

Registration Statement on Form S-1 on Form S-3 (File No. 333-251310), which was filed with the SEC on July 22, 2022 and amended by Post-Effective Amendment No. 1, filed with the SEC on July 27, 2022, registering 29,145,527 shares of Common Stock; and

•	Registration Statement on Form S-3 (File No. 333-272081), which was filed with the SEC on May 19, 2023, registering 9,375,342 shares of Common Stock.

On October 2, 2024, pursuant to an Agreement and Plan of Merger, dated as of July 19, 2024, by and among the Company, Commure, Inc., a Delaware corporation (“Parent”), and Anderson Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Company hereby removes from registration all securities registered but unsold or otherwise unissued under the Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to these Post-Effective Amendments, there will be no remaining securities registered by the Company pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 2nd day of October, 2024.

AUGMEDIX, INC.

By:	/s/ Daniel Brian
Daniel Brian
Chief Financial Officer, Treasurer and Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.